Exhibit 99.1

The Chubb Corporation
15 Mountain View Road — P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Quarter Net Income per Share of $2.21;

Operating Income per Share Is Up 29% to $1.77;

Combined Ratio Is 88.8% including Catastrophe Impact of 7.9 Points

2013 Operating Income per Share Guidance Is Increased

To Range of $7.30 to $7.50

WARREN, New Jersey, July 25, 2013 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2013 was $579 million compared to $404 million in the second quarter of 2012. Net income per share increased 49% to $2.21 from $1.48.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $463 million in the second quarter of 2013, compared to $374 million in the second quarter of 2012. Operating income per share increased 29% to $1.77 from $1.37.

Average diluted shares outstanding for the second quarter were 261.5 million in 2013 and 273.3 million in 2012.

The impact of catastrophes in the second quarter of 2013 was $237 million before tax ($0.59 per share after tax); catastrophe losses during the quarter were related primarily to various severe storms in the central United States and storms and flooding in southern Alberta, Canada. In the second quarter of 2012, the impact of catastrophes was $223 million before tax ($0.53 per share after tax).

The second quarter combined loss and expense ratio improved to 88.8% in 2013 from 93.8% in 2012. The impact of catastrophes accounted for 7.9 percentage points of the combined ratio in the second quarter of 2013, compared to 7.5 points in the second quarter of 2012. Excluding the impact of catastrophes, the second quarter combined ratio was 80.9% in 2013 and 86.3% in 2012.

The expense ratio for the second quarter of 2013 was 32.1%, compared to 31.3% in the corresponding year-earlier quarter.

Net written premiums for the second quarter of 2013 were flat at $3.1 billion. Foreign currency translation had an insignificant effect on total premium growth in the second quarter. Premiums increased 1% in the U.S. and declined 3% outside the U.S. (declined 1% in local currencies).

Property and casualty investment income after taxes for the second quarter declined 6% to $286 million in 2013 from $303 million in 2012.

Net income for the second quarter of 2013 reflected net realized investment gains of $179 million before tax ($0.44 per share after-tax), compared to $47 million before tax ($0.11 per share after-tax) in the second quarter of 2012.

During the second quarter, Chubb repurchased approximately 3.7 million shares of its common stock at a total cost of $323 million (an average of $87.28 per share). As of June 30, 2013, there remained approximately $758 million available for share repurchases under the current authorization.

“Chubb produced excellent results in the second quarter of 2013,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “We generated operating income of $1.77 per share and net income of $2.21 per share, both of which were among the highest of any quarter in Chubb’s history. These results were achieved despite a $0.59 per share adverse impact of catastrophe losses. Our combined ratio excluding catastrophes was an outstanding 80.9%, once again reflecting the impact of higher rates and strong underlying underwriting performance. We remain encouraged by the renewal rate increases we continued to obtain in all of our business units.”

Six-Month Results

For the first six months of 2013, net income was $1.2 billion compared to $910 million in the first half of 2012. Net income per share for the first half increased 42% to a record $4.69 from $3.31.

Operating income for the first six months of 2013 was $1.0 billion compared to $843 million in the first half of 2012. Operating income per share for the first half increased 27% to a record $3.91 from $3.07.

Average diluted shares outstanding for the first six months were 263.2 million in 2013 and 274.8 million in 2012.

The impact of catastrophes in the first six months of 2013 was $255 million before tax ($0.63 per share after-tax), compared to $247 million before tax ($0.58 per share after-tax) in the first half of 2012.

The combined ratio for the first six months was 86.7% in 2013 compared to 92.0% in 2012. The impact of catastrophes in the first half accounted for 4.3 percentage points of the combined ratio in 2013 and 4.2 points in 2012. Excluding the impact of catastrophes, the combined ratio in the first half was 82.4% in 2013 and 87.8% in 2012.

The expense ratio for the first six months was 32.2% in 2013 and 31.7% in 2012.

Net written premiums for the first six months of 2013 increased 2% to $6.2 billion. Foreign currency translation had an insignificant effect on total premium growth in the first half. Premiums were up 2% in the U.S. and up 2% outside the U.S. (up 3% in local currencies).

Property and casualty investment income after taxes for the first six months declined 6% to $574 million in 2013 from $611 million in 2012.

Net income for the first six months of 2013 reflected net realized investment gains of $317 million before tax ($0.78 per share after-tax). Net income for the first half of 2012 reflected net realized investment gains of $103 million before tax ($0.24 per share after-tax).

During the first six months of 2013, Chubb repurchased approximately 7.6 million shares of common stock at a total cost of $649 million (an average of $85.01 per share).

Outlook for 2013

“In light of our performance in the first half of the year and our outlook for the second half,” said Mr. Finnegan, “we have increased our guidance for full year 2013 operating income per share to a range of $7.30 to $7.50 from the $6.40 to $6.80 range we provided in our January 2013 guidance. We have raised our guidance despite an increase in our catastrophe loss assumption for the full year from 4.0 percentage points to 4.6 points.”

The impact of each percentage point of catastrophe losses on 2013 full year operating income per share is approximately $0.30.

The revised guidance also assumes for full year 2013:

•	A 1% to 3% increase in net written premiums, including a 1% negative impact of foreign currency translation based on exchange rates as of June 30, 2013.

•	A combined ratio of about 88%.

•	A decline of 6% to 8% in property and casualty investment income after taxes.

•	Approximately 259 million average diluted shares outstanding for the year.

Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Second Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 4% in the second quarter of 2013 to $1.2 billion. CPI’s combined ratio for the quarter improved to 89.6% from 91.2% in the second quarter of 2012. The impact of catastrophe losses in the second quarter accounted for 12.7 percentage points of the combined ratio in 2013 and 11.5 points in 2012. Excluding the impact of catastrophe losses, CPI’s second quarter combined ratio was 76.9% in 2013 and 79.7% in 2012.

Net written premiums for Homeowners increased 4%, and the combined ratio was 86.9%. Personal Automobile net written premiums increased 5%, and the combined ratio was 95.3%. Other Personal lines premiums increased 3%, and the combined ratio was 93.3%.

Chubb Commercial Insurance (CCI) net written premiums declined 3% in the second quarter of 2013 to $1.3 billion. The combined ratio for the second quarter improved to 89.9% in 2013 from 97.5% in 2012. The impact of catastrophe losses in the second quarter accounted for 8.1 percentage points of the combined ratio in 2013 and 8.2 points in 2012. Excluding the impact of catastrophe losses, CCI’s second quarter combined ratio was 81.8% in 2013 and 89.3% in 2012.

Average second quarter renewal rates in the U.S. were up 8% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.7 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 2% in the second quarter of 2013 to $626 million. The second quarter combined ratio improved to 86.0% in 2013 from 91.4% in 2012.

Professional Liability (PL) net written premiums were down 1%, and the business had a combined ratio of 91.9%. In the U.S., average second quarter PL renewal rates were up 9%, premium renewal retention was 84% and the ratio of new to lost business was 0.7 to 1.

Surety net written premiums were down 7%, and the combined ratio was 42.1%.

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 25th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,200 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2013 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business;

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2013	2012	2013	2012
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,100	$3,100	$6,157	$6,049
Increase in Unearned Premiums	(105)	(117)	(158)	(115)

Premiums Earned	2,995	2,983	5,999	5,934

Losses and Loss Expenses	1,694	1,860	3,262	3,567
Operating Costs and Expenses	991	966	1,974	1,913
Increase in Deferred Policy Acquisition Costs	(16)	(10)	(57)	(24)
Dividends to Policyholders	9	8	18	16

Underwriting Income	317	159	802	462

Investments
Investment Income Before Expenses	361	381	724	772
Investment Expenses	12	8	24	19

Investment Income	349	373	700	753

Other Income	9	6	14	5

Property and Casualty Income	675	538	1,516	1,220

CORPORATE AND OTHER	(58)	(58)	(121)	(117)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	617	480	1,395	1,103

Federal and Foreign Income Tax	154	106	366	260

CONSOLIDATED OPERATING INCOME	463	374	1,029	843

REALIZED INVESTMENT GAINS AFTER INCOME TAX	116	30	206	67

CONSOLIDATED NET INCOME	$579	$404	$1,235	$910

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$286	$303	$574	$611

	Periods Ended June 30
	Second Quarter		Six Months
	2013	2012	2013	2012

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	261.5	273.3	263.2	274.8
Actual Common Shares at End of Period	255.5	265.8	255.5	265.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.77	$1.37	$3.91	$3.07
Realized Investment Gains	.44	.11	.78	.24

Net Income	$2.21	$1.48	$4.69	$3.31

Effect of Catastrophes	$(.59)	$(.53)	$(.63)	$(.58)

	June 30 2013	Dec. 31 2012	June 30 2012

BOOK VALUE PER COMMON SHARE	$60.76	$60.45	$58.54

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	57.03	53.80	52.34

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2013	2012	2013	2012

Losses and Loss Expenses to Premiums Earned	56.7%	62.5%	54.5%	60.3%
Underwriting Expenses to Premiums Written	32.1	31.3	32.2	31.7

Combined Loss and Expense Ratio	88.8%	93.8%	86.7%	92.0%

Effect of Catastrophes on Combined Loss and Expense Ratio	7.9%	7.5%	4.3%	4.2%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2013	2012	2013	2012
	(in millions)

Paid Losses and Loss Expenses	$1,723	$1,637	$3,561	$3,288
Increase (Decrease) in Unpaid Losses and Loss Expenses	(29)	223	(299)	279

Total Losses and Loss Expenses	$1,694	$1,860	$3,262	$3,567

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and Expense Ratios
			% Increase (Decrease)
	2013	2012		2013	2012
	(in millions)

SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$371	$349	6%	94.7%	92.2%
Homeowners	1,304	1,261	3	84.5	85.0
Other	466	439	6	93.6	94.8

Total Personal	2,141	2,049	4	88.2	88.3

Commercial Insurance
Multiple Peril	549	553	(1)	88.9	97.0
Casualty	850	870	(2)	94.0	92.9
Workers’ Compensation	565	547	3	87.7	95.4
Property and Marine	795	788	1	73.6	97.8

Total Commercial	2,759	2,758	—	85.9	95.4

Specialty Insurance
Professional Liability	1,098	1,093	—	92.1	98.2
Surety	160	147	9	46.6	49.1

Total Specialty	1,258	1,240	1	86.7	92.5

Total Insurance	6,158	6,047	2	86.9	92.3

Reinsurance Assumed	(1)	2	*	*	*

Total	$6,157	$6,049	2	86.7	92.0

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$195	$185	5%	95.3%	93.2%
Homeowners	734	706	4	86.9	90.3
Other	225	218	3	93.3	92.6

Total Personal	1,154	1,109	4	89.6	91.2

Commercial Insurance
Multiple Peril	277	292	(5)	94.4	100.9
Casualty	402	420	(4)	94.8	92.1
Workers’ Compensation	266	249	7	86.6	95.8
Property and Marine	374	392	(5)	83.0	102.0

Total Commercial	1,319	1,353	(3)	89.9	97.5

Specialty Insurance
Professional Liability	549	555	(1)	91.9	97.9
Surety	77	83	(7)	42.1	42.8

Total Specialty	626	638	(2)	86.0	91.4

Total Insurance	3,099	3,100	—	89.0	94.0

Reinsurance Assumed	1	—	*	*	*

Total	$3,100	$3,100	—	88.8	93.8

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.